Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

LUNA INNOVATIONS INCORPORATED

SENIOR MANAGEMENT CASH BONUS PLAN

FISCAL YEAR 2007 ANNUAL PLAN

All of us share in Luna’s vision to bring together the best ideas and people, to be a leading technology development and commercialization company, solving important problems in a way that benefit the world. Through collaboration and hard work, we are moving Luna Innovations to the next level. We all play a significant part in Luna’s on-going technological advances and financial success. In recognition of the impact each of us has on overall company performance; we have implemented a Senior Management Cash Bonus Plan in addition to an All Innovator Bonus Plan.

Eligibility: President & Chief Executive Officer; Chief Operating Officer; Chief Financial Officer; Chief Commercialization Officer; President nanoPharma Division; President Advanced Systems Division; President Contract Research Division; Vice President & General Manager; Luna Technologies Division; Vice President and General Counsel; Vice President Human Resources; Vice President Intellectual Property; Chief Technology Officer; and Chief Scientific Officer.

The 2007 plan is structured as a percentage of each participant’s annual salary, is triggered if 95% of both revenue and net income budgets are met, and is earned based upon performance in two tiers. The first tier, with a target percentage equal to 50% of the participant’s 2006 target percentage, is based upon the achievement of annual goals. Within this tier, bonuses are 35% based upon the achievement of the 2007 budget revenue target, 35% based upon the achievement of the 2007 budget net income target, and 30% based upon personal achievement of milestones/goals. Amounts earned for the revenue and net income components of the first tier will be determined in accordance with Attachment (A).

If the company achieves the 95% trigger for Tier 1 payments as described in the preceding paragraph, then participants in the Plan may be eligible for Tier 2 payments as described in this paragraph. The second tier of payments will be earned based upon improvements to the budgeted net loss for 2007. To the extent that the company’s actual net loss is less than $[****], the company will fund a pool for second tier payments, as defined in Attachment B. Participants will receive their pro-rata share of the second tier pool based upon the ratio of their 2007 target level payment to the aggregate 2007 target level payments of all participants in this plan up to an amount equal to their Tier 2 target. It is anticipated that an improvement in net loss of approximately $[****] will be required to fund the second tier pool at an amount equal to 50% of the 2006 target percentage. If the 2007 net loss is improved by more than $[****], then Tier 2 payments will be increased by an amount equal to the ratio of actual improvement divided by $1 million multiplied by the Tier 2 target percentage, subject to a maximum of 150% for each participant and an aggregate Tier 2 payment for all participants of $750,000.00

The following items will not be considered in determining the amount to be funded in the second tier:

•	[****]

•	[****]

•	[****]

•	[****]

Bonuses earned under this plan will be paid annually, following completion of the independent audit of the company’s financial statements.

Note that this is just one piece of Luna’s overall compensation plan. In addition to the bonus plan, Luna continues to provide competitive market salaries, performance-based stock options, and comprehensive welfare and benefits programs.

Casual, inappropriate discussion between Innovators concerning any part of individual compensation plans, participation and/or amounts of bonus payouts, is grounds for disciplinary action including, but not limited to, exclusion from future participation in the plan and/or dismissal.

ATTACHMENT (A)

Incentive Plan Performance Curve

The following curve is based on the achievement of budgeted net income and budgeted revenue.

Company Budgeted Net Income and Net Revenue Versus Actual Net Income and Net Revenue (Percent of Budgeted)	Proposed Award Payout (Percent of Target Award)
Above 150%	150%
150%	150%
140%	140%
130%	130%
120%	120%
110%	110%
100%	100%
95%	90%